Exhibit 5.2

ENSafrica The MARC | Tower 1 129 Rivonia Road Sandton Johannesburg South Africa 2196 P O Box 783347 Sandton South Africa 2146 Docex 152 Randburg tel +2711 269 7600 info@ENSafrica.com opinion

AngloGold Ashanti Limited

112 Oxford Road

Houghton Estate

Johannesburg 2198

(Private Bag X 20, Rosebank, 2196)

South Africa

AngloGold Ashanti Holdings plc

Falcon Cliff

Palace Road

Douglas

Isle of Man

IM2 4LB

(the “Addressees”)

VM003 [22] October 2021	our ref your ref date

Ladies and Gentlemen,

RE: ANGLOGOLD ASHANTI LIMITED – ISSUE BY ANGLOGOLD ASHANTI HOLDINGS plc OF U.S. $750,000,000 3.375% NOTES DUE 2028 GUARANTEED BY ANGLOGOLD ASHANTI LIMITED

1.	Introduction

1.1.

We have acted as independent South African legal adviser to AngloGold Ashanti Limited (the “Guarantor”) and AngloGold Ashanti Holdings plc (the “Issuer”), in connection with the issue by the Issuer of U.S. $750,000,000 3.375% Notes due 2028 (the “Notes”), which Notes are unconditionally guaranteed by the Guarantor.

1.2.	All capitalised terms that have been used herein, but have not otherwise been defined herein shall have the meaning ascribed thereto in the Registration Statement (as defined below).

1.3.	In connection with this opinion (“Opinion”), we have:

1.3.1.	examined a copy of:

1.3.1.1.

the executed Indenture dated 28 April 2010 between the Issuer, the Guarantor and The Bank of New York Mellon (as trustee) (the “Indenture”), together with the guarantee (the “Guarantee”) contemplated therein;

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1.3.1.2.	the various parts (including all exhibits thereto) of the executed F3 Registration Statement dated 1 April 2019, including the Prospectus dated 1 April 2019 (the “Registration Statement”);

1.3.1.3.	the Prospectus Supplement dated 19 October 2021 (the “Prospectus Supplement”);

1.3.1.4.	the form of the Notes; and

1.3.1.5.	the form of the Guarantee,

(the Notes, the Guarantee and each of the documents listed in paragraph 1.3.1.1 to 1.3.1.3 above (both inclusive) are hereinafter referred to as the “Issue Documents”);

1.3.2.	relied upon and examined:

1.3.2.1.	a copy of:

1.3.2.1.1.

the minutes of the meeting of the shareholders of the Guarantor held on 4 May 2021, which records that, at such meeting, the shareholders of the Guarantor passed the requisite special resolution/s in terms of sections 44 and/or 45 of the Companies Act No 71 of 2008 (the “Companies Act”), which authorises the board of directors of the Guarantor (“Guarantor Board”) to provide direct or indirect financial assistance to any related or inter-related company or corporation which, in these circumstances, is the provision of the Guarantee to the Issuer;

1.3.2.1.2.

the written resolutions of the Guarantor Board passed on 15 October 2021 pursuant to which the Guarantor Board: (i) authorised the Guarantor to enter into or issue, as the case may be, the Issue Documents and the transactions contemplated by the Issue Documents; (ii) authorised the Guarantor to provide direct or indirect financial assistance, being the provision of the Guarantee to the Issuer; and (iii) considered, applied and satisfied the solvency and liquidity test set out in section 4 of the Companies Act; and (iv) authorised the Authorized Persons (as defined therein), on behalf of the Guarantor, to negotiate and sign the applicable Issue Documents and to do all such ancillary acts in connection with the Issue Documents;

1.3.2.2.	a certificate, dated 21 October 2021, containing an original list of the names and specimen signatures of the Authorized Persons;

1.3.2.3.	a certificate, dated 21 October 2021, certifying a copy of all constitutional documents of the Guarantor, including, without limitation, the memorandum of incorporation the Guarantor;

1.3.2.4.

a copy of the written application (dated 29 September 2021) by the Guarantor to the Financial Surveillance Department of the South African Reserve Bank (“Excon”), seeking approval for, inter alia, the issue of the Guarantee pursuant to the issue of the Notes (the “Excon Application”);

1.3.2.5.

a copy of the written approval of Excon (given on condition that Excon should be informed if the Guarantee is called upon), dated 12 October 2021, in relation to the issue of the Guarantee pursuant to the issue of the Notes (the “Excon Approval”, and together with the Excon Application, the “Excon Approval Documents”),

(all of the documents listed in paragraph 1.3.2 above are referred to hereinafter as the “Authorising Documents”);

1.3.3.

relied upon and examined a copy of the report(s) produced by a search of the records of the Companies and Intellectual Property Commission (“CIPC”) carried out in respect of the Guarantor on 19 October 2021; and

1.3.4.

relied upon a search made at the Registrar’s office at the North Gauteng High Court of South Africa (Pretoria) on 21 October 2021 and the South Gauteng High Court of South Africa (Johannesburg) on 21 October 2021, which search indicated that no applications, resolutions or orders for the liquidation or winding-up of the Guarantor are reflected in the records of the North Gauteng High Court of South Africa (Pretoria) and the South Gauteng High Court of South Africa (Johannesburg) as at 21 October 2021.

2.	Opinions

2.1.	Based upon our examination of all of the documents and information referred to in paragraph 1.3 above, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

2.1.1.	the Guarantor is a limited liability company duly incorporated and validly existing under the company laws of the Republic of South Africa (“South Africa”);

2.1.2.

the Guarantor has corporate power and authority to enter into and perform its obligations under the Issue Documents, has validly executed the Indenture, and the execution and performance of the Issue Documents has been duly authorised by all necessary action on the part of the Guarantor and such entry into and performance thereof will not violate the applicable laws of South Africa now in effect;

2.1.3.

the entering into of the Issue Documents by the Guarantor and the performance by the Guarantor of its obligations thereunder do not and will not conflict with, or result in a breach of, any of the terms or provisions of any of the Guarantor’s constitutional documents, including without limitation, the memorandum of incorporation of the Guarantor;

2.1.4.	the Authorised Persons that signed the Indenture on behalf of the Guarantor are authorised by the Guarantor to sign the Indenture and to act in connection with the Issue Documents;

2.1.5.

the Issue Documents, in so far as they relate to the Guarantor, constitute the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, except as such enforcement may be limited by applicable insolvency, liquidation, business rescue, curatorship, reorganization or other similar South African laws affecting the enforcement of creditors’ rights generally;

2.1.6.

no consent, approval, authorisation, orders, clearances or qualification of or with any court or governmental agency or stock exchange authority or body having jurisdiction over the Guarantor is required in South Africa for the issuance by the Guarantor of the Guarantee, save in respect of the consent and authorisation of the Financial Surveillance Department of the South African Reserve Bank, which, pursuant to the Excon Approval Documents, has been duly obtained and is still of full force and effect;

2.1.7.

the statements set forth: (i) in the Prospectus Supplement, under the caption “Taxation – South African Taxation”; and (ii) in the Registration Statement under the caption “Taxation”, insofar as they purport to describe provisions of the laws of South Africa as regards the South African tax regime, fairly summarise the matters described therein, subject to the context of the disclaimer set out in the Prospectus Supplement under the captions “Taxation – South African Taxation: General”);

2.1.8.

to the best of our knowledge and belief, and based solely on the searches relied upon in paragraph 1.3.4 above, no order or resolution for the winding-up of the Guarantor has been made or passed and no judgment has been delivered declaring the Guarantor insolvent or otherwise subject to business rescue proceedings as at 21 October 2021.

3.	Assumptions, Reservations and Qualifications

The opinions contained herein are subject to the following assumptions, reservations and qualifications (and all of the foregoing which are contained elsewhere in this Opinion):

3.1.	All of the opinions contained herein are given by us on and as of the date of this Opinion (“Opinion Date”).

3.2.	We express no opinion as to the laws of any jurisdiction other than the laws of South Africa.

3.3.

This Opinion is limited to the laws and regulations in effect in South Africa on and as of the Opinion Date, and this Opinion is given on the basis that it will be governed and construed in accordance with South African law applicable as at the Opinion Date.

3.4.

No obligation is assumed by us (or any other person) to update this Opinion, or to inform any person, of any changes in South African law or other matters coming to our knowledge and occurring after the Opinion Date, which may affect this Opinion in any respect.

3.5.

This Opinion encompasses only the matters expressly dealt with herein and its ambit may not be extended by implication or otherwise to deal with or encompass any other matters not expressly set out herein.

3.6.	This Opinion assumes in relation to the Issue Documents:

3.6.1.	that all legal and administrative formalities in relation to the issue of the Notes and the Guarantee (other than as stated in paragraph 2 above) will be complied with;

3.6.2.	the authenticity of each signatory’s signature to the Issue Documents;

3.6.3.	the completeness and conformity to the original of the copy of the Issue Documents supplied to us for the purposes of providing you with this Opinion;

3.6.4.

that the Guarantee issued pursuant to the Indenture will conform with the form of the Guarantee that we have had sight of (as described in paragraph 1.3.1.5 above), and the Notes issued pursuant to the Indenture will conform with the form of the Notes that we have had sight of (as described in paragraph 1.3.1.4);

3.6.5.

that the Issue Documents and/or Authorising Documents as reviewed by us have not been superseded, amended or novated in any respect, except that we are aware that the Registration Statement has been supplemented by the Prospectus Supplement;

3.6.6.	that each of the parties to the Issue Documents (other than the Guarantor) has, in accordance with the laws of the jurisdiction in which such party is incorporated:

3.6.6.1.	the capacity, power and authority;

3.6.6.2.	fulfilled all internal authorisation procedures and applicable formalities; and

3.6.6.3.	obtained all necessary agreements, approvals, consents, licenses or qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any contract binding upon it), to enter into the Issue Documents and to perform their respective obligations thereunder;

3.6.7.	that none of the parties to the Issue Documents (other than the Guarantor) has adopted any resolution or taken any action that would affect any of the opinions expressed herein in any respect;

3.6.8.

that all authorisations constituted by the resolutions referred to in paragraph 1.3.2.1 and the delegation of all authorities under and/or in respect thereof have been validly made and remain in full force and effect, the directors (that passed the board resolutions) have been duly appointed, the meetings of directors or shareholders, as the case may be, were duly convened and held (where applicable) in accordance with the provisions of the Companies Act and the Guarantor’s constitutional documents, and all such board and shareholder resolutions have been duly passed in accordance with the provisions of the Companies Act and the Guarantor’s constitutional documents;

3.6.9.

that the Guarantor Board is bona fide in its assessment of the reasonably foreseeable financial circumstances of the Guarantor and the Guarantor Board is satisfied that: (i) immediately after providing the contemplated financial assistance, the Guarantor would satisfy “the solvency and liquidity test” (as defined in section 4 of the Companies Act); and (ii) the terms under which the financial assistance is proposed to be given are fair and reasonable to the Guarantor;

3.6.10.

the copy of the memorandum of incorporation of the Guarantor supplied to us has been “filed” (as such term is defined in the Companies Act) with the CIPC, and is true, complete and up to date in all respects

3.6.11.

the transactions contemplated by and the obligations assumed under the Issue Documents are for the benefit of the parties thereto and that no person has been, or will be, engaged in conduct that is misleading or deceptive or likely to mislead or deceive in relation thereto;

3.6.12.	that there are no provisions of the laws of any jurisdiction outside South Africa which invalidate the choice of New York law by the parties to the Issue Documents;

3.6.13.	that the Issue Documents are valid and binding on each party under the laws of any jurisdiction, other than South Africa;

3.6.14.

that there are no agreements, documents or arrangements in existence between the parties to the Issue Documents which have not been disclosed which materially affect, amend or vary the terms of the transactions contemplated under the Issue Documents;

3.6.15.

there are no provisions of the laws of any jurisdiction outside South Africa which would be contravened by the execution or delivery of the Issue Documents, and that, insofar as any obligation expressed to be incurred under the Issue Documents is to be performed in, or is otherwise subject to the laws of any jurisdiction outside South Africa, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

3.6.16.

except as provided in paragraph 2.1.8, that the Guarantor is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a result of its entry into the Issue Documents and performance of the transactions contemplated therein;

3.6.17.

except as provided in paragraph 2.1.8, that none of the parties to the Issue Documents has taken any corporate action and no other steps have been taken and no legal proceedings have been started or threatened for the liquidation, winding up, sequestration or similar proceedings, as the case may be, in any relevant jurisdiction in respect of any of the parties to the Issue Documents;

3.6.18.

the documents referred to in paragraph 1.3.2.3 were correctly certified as true copies of the original document/s, were complete in all respects and had not been superseded, amended or novated in any respect.

3.7.

Any foreign judgment obtained in respect of the Issue Documents will, subject to the permission of the Minister of Economic Affairs (or the appropriate minister in whose portfolio the duties of the Minister of Economic Affairs may fall under) (if the Protection of Businesses Act 99 of 1978 (the “Businesses Act”) is applicable), be recognised and enforced in accordance with the ordinary procedures applicable under South African law for the enforcement of foreign judgments; provided that:

3.7.1.	the judgment is final and conclusive;

3.7.2.

the recognition and enforcement of the judgment is not against public policy in that, among other things, the judgment was not obtained by fraud or rendered contrary to natural justice, and does not involve the enforcement of foreign penal or revenue laws;

3.7.3.	the recognition and enforcement of the judgment does not contravene section1A of the Businesses Act, which prohibits the payment of multiple or punitive damages; and

3.7.4.

the foreign court in question had jurisdiction and is competent within its own jurisdiction according to the principles recognised by the laws of South Africa and, in regard to these principles, and foreign judgments based on money claims, the courts of South Africa recognise such jurisdiction and competence on the basis of the submission, whether by agreement or by conduct, of the defendant to the jurisdiction of the foreign court or the residence of the defendant in the area of the foreign court at the time of the commencement of the action.

3.8.	The South African courts will not apply a foreign law if:

3.8.1.	it is not pleaded and proved; or

3.8.2.	the selection of the foreign law was not bona fide and legal; or

3.8.3.	to do so would be contrary to public policy.

3.9.	In respect of any suit or action by any counterparty against the Guarantor in South African courts, such counterparty, as a foreign plaintiff or perigrinus:

3.9.1.	may be required in terms of South African law to deposit security for certain legal costs in respect of legal proceedings instituted in the courts of South Africa;

3.9.2.	may not be required to provide security for certain legal costs if at the time of commencement of such suit or action, under South African law, such counterparty is considered to be a national of:

3.9.2.1.

a contracting State of the Convention Relating to Civil Procedures made at the Hague on 1 March 1954, which convention has, at the time of commencement of such suit or action, been duly ratified by the national legislature of South Africa and adopted into South African law; or

3.9.2.2.

a State that has entered into a bilateral treaty with South Africa that eliminates the requirement of security for such legal costs in respect of suits or actions between nationals of State parties to the bilateral treaty on a reciprocal basis, which bilateral treaty has, at the time of commencement of such suit or action, been duly ratified by the national legislature of South Africa and adopted into South African law.

3.10.

As at the date hereof, South Africa has not ratified or adopted the Convention Relating to Civil Procedures made at the Hague on 1 March 1954 or the bilateral treaty contemplated in paragraph 3.9.2.2 above.

3.11.	Any signature on the Issue Documents signed outside South Africa must be authenticated:

3.11.1.	if signed in England, by a notary public in England; or

3.11.2.	if elsewhere, in accordance with the Uniform Rules of Court (of South Africa)

in order for the document to be received in the courts of South Africa unless the document is shown to the satisfaction of the court to have been actually signed by the person purporting to have signed such document.

3.12.

Under South African law, a court will not accept a complete ouster of jurisdiction, although generally it recognises party autonomy and gives effect to a choice of law. However, jurisdiction remains within the discretion of the court and a court may, in certain instances, assume jurisdiction provided there are sufficient jurisdictional connecting factors. Similarly, the courts may, in rare instances, choose not to give effect to a choice of jurisdiction clause, if such choice is contrary to public policy.

3.13.

It is uncertain under South African law whether the parties to a contract can agree in advance the governing law of claims connected with the contract but which are not claims under the contract, such as claims in delict (tort).

3.14.	A South African court may determine, in its discretion, that the parties to the Issue Documents are able to amend it by oral agreement despite any provisions to the contrary.

3.15.

South African company law is governed by statute and by common law. The Companies Act and the regulations published under section 223 thereof have replaced the Companies Act 1973 (Act 61 of 1973) (the “Old Companies Act”), except for chapter 14 thereof, that deals with the winding-up of companies, in its entirety. Absent a general body of case law, general practice opinions given in respect of the Companies Act are given with reference to section 5 and 7 thereof that set out the purpose of the Companies Act and principles applicable to its interpretation and having regard to South African common law.

3.16.	Winding-Up and Insolvency

3.16.1.

In South African law, the winding-up, business rescue and judicial management of companies is regulated by both the Companies Act, the Old Companies Act and the Insolvency Act, 24 of 1936 (the “Insolvency Act”).

3.16.2.

The effect of the Companies Act, the Old Companies Act and the Insolvency Act (together with any other laws regulating the enforcement of creditors’ rights generally) is such that if the parties are subject to winding up or judicial management, then the parties may not have the power, capacity and authority to conclude the Issue Documents to which they are a party, as the power, capacity and authority of the parties may be limited or affected by bankruptcy, insolvency, reorganisation, moratorium, fraudulent conveyance and other similar laws (including constitutional laws and court decisions) including, without limitation, limitations introduced by way of equitable principles.

3.16.3.

The further effect of the Old Companies Act, the Companies Act and the Insolvency Act and any other laws regulating the enforcement of creditors’ rights generally is such that it may not be possible for the parties to enforce the rights conferred by the Issue Documents to the full extent therein contemplated as the enforceability of such Issue Documents may be limited or affected by bankruptcy, insolvency, reorganisation, moratorium, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect, including without limitation, limitations introduced by way of equitable principles. Accordingly, as used in this Opinion, the term “enforceable” means that each of the obligations of the Guarantor under the Issue Documents is of a type and form enforced by the courts of South Africa. It is not certain, however, that each such obligation will be enforced in accordance with its terms in every circumstance, enforcement being subject to, among other things:

3.16.3.1.	the laws affecting creditors’ rights generally including, but not limited to, insolvency laws;

3.16.3.2.	the laws of prescription and set-off: claims may become time barred or may be or may become subject to defences of set-off or counterclaim;

3.16.3.3.

where obligations are to be performed in a jurisdiction outside South Africa, they may not be enforceable in South Africa to the extent that performance would be illegal under the laws of the other jurisdiction or contrary to public policy in such other jurisdiction;

3.16.3.4.	payment obligations that are contrary to the exchange control regulations of any country or economic union in whose currency the relevant amounts are payable may not be enforceable in South Africa;

3.16.3.5.	enforcement may be limited to the extent that matters in respect of which it has been expressly assumed herein will be done, have not been done;

3.16.3.6.	enforcement of obligations may be invalidated by reason of fraud, duress, misrepresentation, or undue influence;

3.16.3.7.	matters of procedure upon enforcement of the Issue Documents will be governed by and determined in accordance with the law of the forum where such enforcement takes place; and/or

3.16.3.8.	principles of equity and the doctrine of the South African courts in enforcing equitable remedies and principles of public policy.

3.16.4.

In terms of the Old Companies Act, a company may be wound up: (i) voluntarily (a creditors’ voluntary winding—up or a members’ voluntary winding up) by way of a special resolution of the members of the company; or (ii) by the court by way of a court order.

3.16.5.

Any report produced by a search of the records of CIPC will not necessarily reveal: (i) any special resolution which has been passed by the members of a company for a creditors’ or a members’ voluntary winding-up of the company which has not been registered with CIPC, (ii) any order made by a court for the liquidation, winding-up or judicial management of a company of which CIPC has not been notified; or (iii) any petition presented to a court for the liquidation, winding-up or judicial management of a company. In regard to subparagraph (ii), it should be noted that there may be a delay of more than six months before an order made by a court for the liquidation, winding-up or judicial management of a company is notified to the CIPC.

3.17.	To the extent that any matter is expressed to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty under South African law.

3.18.

The effectiveness of any provision of any Issue Document which allows an invalid provision to be severed in order to save the remainder of such Issue Document will be determined by the South African courts in their discretion.

3.19.

Any provision in the Issue Documents that a person shall not exercise a right or obligation conferred or imposed on that person by South African law, is subject to considerations of public policy. There is authority in South African law to indicate that persons may not contract in violation of South African law made for the benefit of the public.

3.20.

South African courts may not enforce a provision of the Issue Documents that limits a fundamental constitutional right of a South African contract party. In determining the constitutional validity of contractual provisions, South African courts will have regard to: (i) public policy considerations, including whether the contractual provision is fair and reasonable in content and with reference to its enforcement in the relevant circumstances; (ii) competing rights such as the common law right of freedom of contract; and (iii) the relative bargaining positions of the contract parties.

3.21.	The Conventional Penalties Act,15 of 1962 of South Africa provides (inter alia) that:

3.21.1.

a creditor shall not be entitled to recover, in respect of an act or omission which is the subject of a penalty stipulation, both the penalty and damages or, except where the relevant contract expressly so provides, to recover damages in lieu of the penalty; and

3.21.2.

if upon the hearing of a claim for a penalty, it appears to the court that such penalty is out of proportion to the prejudice suffered by the creditor by reason of the act or omission in respect of which the penalty was stipulated, the court may reduce the penalty to such extent as it may consider equitable in the circumstances, provided that in determining the extent of such prejudice the court shall take into consideration not only the creditor’s proprietary interest but every other rightful interest which may be affected by the act or omission in question.

3.22.

The power of a South African court to order specific performance of an obligation or to grant injunctive relief is discretionary and, accordingly, we express no opinion as to whether such remedies will be available in respect of any of the obligations of the Guarantor under the Issue Documents.

3.23.

Generally, certificates as evidence of indebtedness issued by a creditor to a debtor, or as to other facts, are, under South African law, subject to enquiry and may accordingly not be valid or enforceable if expressed to be conclusive.

3.24.

Provisions that a defaulting party will pay all of the innocent party’s legal costs of taking action are not enforced by the South African courts, and the general rules relating to party and party, attorney and client and attorney and own client costs are applied.

3.25.

A determination, designation, calculation or certificate of any party to the Issue Documents, as to any matter provided for in the Issue Documents might, in certain circumstances, be held by the South African courts not to be final, conclusive or binding (for example, if it could be shown to have an arbitrary basis or not to have been reached in good faith) notwithstanding the provisions of the Issue Documents.

3.26.

Where a party to the Issue Documents is vested with a discretion or may determine a matter in its opinion, the South African courts if called upon to consider the question may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

3.27.	The effectiveness of terms releasing or exculpating any party from, or limiting or excluding, a liability or duty otherwise owed, may be limited by law in South Africa.

3.28.

Any claim that any counterparty may have against the Guarantor arising out of or in connection with the Issue Documents will, under the laws of South Africa, prescribe after the expiry of a period of three years from the date on which the cause of action in respect of such claim arose.

3.29.	Except as explicitly stated herein, we give no opinion as to:

3.29.1.	matters of fact;

3.29.2.	any liability to any form of tax;

3.29.3.	the applicability of any provision relating to competition / anti-trust law in South Africa;

3.29.4.	the commercial desirability or reasonability of any of the terms of the Issue Documents or the transactions referred to therein;

3.29.5.	the suitability or adequacy or correctness of the representations, warranties and undertakings of, and contained in, the Issue Documents;

3.29.6.	the fulfilment of any of the conditions precedent or resolutive conditions in any of the Issue Documents;

3.29.7.	whether the Guarantor will be in a position (financially or otherwise) to fulfil its obligations under the Issue Documents;

3.29.8.

except with respect to paragraph 2.1.3, whether the acceptance, execution or performance of the Guarantor’s obligations under the Issue Documents will result in the breach of or infringe any other agreement, deed or arrangement entered into by or binding on the Guarantor; or

3.29.9.	except with respect to paragraph 2.1.2, compliance by the parties with South African law in the performance of their obligations under, and implementation of, the Issue Documents.

3.30.

The content of paragraph 1.3.3 is dependent on the integrity of the records and information systems of CIPC, which records and information systems are often incomplete and outdated. It is not possible to verify the accuracy of the search results referred to in paragraph 1.3.3 which we obtained from CIPC.

3.31.

The content of paragraph 1.3.4 is dependent on the integrity of the records and information systems of the North Gauteng High Court of South Africa (Pretoria) or the South Gauteng High Court of South Africa (Johannesburg), which records and information systems are often incomplete and outdated, and only reflect applications or actions brought in those courts and not any other court. It is not possible to verify the accuracy of the search results referred to in paragraph 1.3.4 which we obtained from the North Gauteng High Court of South Africa (Pretoria) and the South Gauteng High Court of South Africa (Johannesburg), nor is it possible to confirm whether or not any applications have been brought before any other court in South Africa.

4.

This Opinion is being furnished at the request of the Addressees, on the basis that this Opinion is required: (i) under item 601(b)(5) of Regulation S:K of the United States Securities Act of 1933, pursuant to the filing, with the Commission, of the Registration Statement and the Prospectus Supplement; (ii) pursuant to the issue of the Notes, and (iii) for the issue of the Guarantee.

5.

This Opinion is intended solely for use in connection with: (i) the filing with the Commission of the Form F-3 Registration Statement and the Prospectus Supplement; (ii) the issuance of the Notes; and (iii) the issue of the Guarantee, subject to the Registration Statement, and is not to be relied upon for any other purpose.

6.

We consent (the “Consent”) to: (i) the filing of this Opinion with the Commission, as an exhibit to a report on Form 6-K to be filed with the Commission and incorporated by reference into the Registration Statement; (ii) the references to this Opinion in the Registration Statement; and (iii) the references to Edward Nathan Sonnenbergs Inc. (“ENSafrica”): in (a) the Registration Statement under the section headed “Legal Matters”, and (b) the Prospectus Supplement under the section headed “Legal Matters”. In giving the aforesaid Consent, ENSafrica does not admit or concede that it is within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, or the rules or regulations of the Commission promulgated thereunder. ENSafrica is a privately incorporated company of lawyers admitted to practice in South Africa and: (i) the lawyers of ENSafrica are, for purposes of the Consent and/or this Opinion, not admitted in any jurisdiction other than South Africa; (ii) ENSafrica does not hold itself out as being experts on any laws other than the laws of South Africa; (iii) ENSfrica does not express any opinion on the law of any jurisdiction other than the laws of South Africa.

/s/ ENSafrica